CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

August 31, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated August 31, 2010 of Alaska Pacific Energy Corp. and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill